Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (April 24, 2018) – Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2018. Key results include:

•	Total revenues increased 2 percent versus the first quarter of 2017 to $5.6 billion.

•

Product sales grew 3 percent globally. All new and recently launched products including Repatha® (evolocumab), KYPROLIS® (carfilzomib), Prolia® (denosumab) and XGEVA® (denosumab) showed double-digit growth.

•	GAAP earnings per share (EPS) increased 16 percent to $3.25 driven by higher product sales, a lower tax rate and lower weighted-average shares outstanding.

•	GAAP operating income increased 5 percent to $2.7 billion and GAAP operating margin increased 1.2 percentage points to 51.0 percent.

•	Non-GAAP EPS increased 10 percent to $3.47 driven by higher product sales, a lower tax rate and lower weighted-average shares outstanding.

•	Non-GAAP operating income increased 1 percent to $3.0 billion and non-GAAP operating margin decreased 0.7 percentage points to 56.9 percent.

•	2018 EPS guidance revised to $11.30-$12.28 on a GAAP basis and $12.80-$13.70 on a non-GAAP basis; total revenues guidance revised to $21.9-$22.8 billion.

•	The Company generated $2.6 billion of free cash flow in the first quarter versus $2.2 billion in the first quarter of 2017.

“Amgen’s strong first-quarter performance was driven by our new and recently launched products, all of which delivered double-digit, volume-driven growth,” said Robert A. Bradway, chairman and chief executive officer. “We look forward to further expanding our new product portfolio with the expected U.S. launch of Aimovig TM (erenumab), our first-in-class migraine prevention therapy, in the second quarter and the European launch of AMGEVITA TM (biosimilar adalimumab) our first biosimilar, later this year.”

$Millions, except EPS and percentages	Q1’18	Q1’17	YOY Δ
Total Revenues	$5,554	$5,464	2%
GAAP Operating Income	$2,726	$2,591	5%
GAAP Net Income	$2,311	$2,071	12%
GAAP Earnings Per Share	$3.25	$2.79	16%
Non-GAAP Operating Income	$3,038	$2,995	1%
Non-GAAP Net Income	$2,466	$2,333	6%
Non-GAAP EPS	$3.47	$3.15	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales increased 3 percent for the first quarter of 2018 versus the first quarter of 2017.

•	Repatha sales increased 151 percent driven primarily by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 44 percent driven by higher unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales increased 18 percent driven primarily by higher unit demand.

•	KYPROLIS sales increased 17 percent driven primarily by higher unit demand.

•	Prolia sales increased 16 percent driven primarily by higher unit demand.

•	Nplate® (romiplostim) sales increased 16 percent driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 15 percent driven primarily by higher unit demand.

•	XGEVA sales increased 11 percent driven primarily by higher unit demand.

•	Parsabiv™ (etelcalcetide) sales increased driven by our U.S. launch.

•

Neulasta® (pegfilgrastim) sales decreased 5 percent driven by lower unit demand from continued declines in the use of myelosuppressive chemotherapy regimens and from favorable prior year changes in accounting estimates, offset partially by favorable changes in net selling price and inventory.

•

Enbrel® (etanercept) sales decreased 6 percent driven primarily by lower unit demand and, to a lesser extent, lower net selling price and favorable prior year changes in accounting estimates, offset partially by favorable changes in inventory.

•	EPOGEN® (epoetin alfa) sales decreased 10 percent driven primarily by unfavorable changes in net selling price and lower unit demand.

•	Aranesp® (darbepoetin alfa) sales decreased 11 percent driven primarily by the impact of competition on unit demand.

•	NEUPOGEN® (filgrastim) sales decreased 30 percent driven primarily by the impact of competition on unit demand.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

	Q1’18			Q1’17	YOY Δ
$Millions, except percentages	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$84	$39	$123	$49	*
Parsabiv™	36	5	41	0	*
BLINCYTO®	30	19	49	34	44%
Sensipar® / Mimpara®	409	88	497	421	18%
KYPROLIS®	137	85	222	190	17%
Prolia®	320	174	494	425	16%
Nplate®	112	67	179	154	16%
Vectibix®	75	94	169	147	15%
XGEVA®	332	113	445	402	11%
Neulasta®	1,009	146	1,155	1,210	(5%	)
Enbrel®	1,050	55	1,105	1,181	(6%	)
EPOGEN®	244	0	244	270	(10%	)
Aranesp®	225	229	454	511	(11%	)
NEUPOGEN®	65	38	103	148	(30%	)
Other**	19	44	63	57	11%

Total product sales	$4,147	$1,196	$5,343	$5,199	3%

*	Change in excess of 100%
**	Other includes Bergamo, MN Pharma, IMLYGIC®, and Corlanor®

Operating Expense, Operating Margin and Tax Rate Analysis

On a GAAP basis:

•

Total Operating Expenses decreased 2 percent, with all expense categories reflecting savings from our transformation and process improvement efforts. Cost of Sales margin improved by 1.5 percentage points driven primarily by lower royalties and a reduction in amortization of intangible assets, offset partially by increasing manufacturing costs. Research & Development (R&D) expenses were flat. Selling, General & Administrative (SG&A) expenses increased 6 percent due to investments in product launches and marketed product support.

•	Operating Margin improved by 1.2 percentage points to 51.0 percent.

•	Tax Rate decreased by 4.0 percentage points due to the impacts of U.S. corporate tax reform.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

On a non-GAAP basis:

•

Total Operating Expenses increased 2 percent, with all expense categories reflecting savings from our transformation and process improvement efforts. Cost of Sales margin improved by 0.4 percentage points driven primarily by lower royalties, offset partially by increasing manufacturing costs. R&D expenses were flat. SG&A expenses increased 6 percent due to investments in product launches and marketed product support.

•	Operating Margin decreased by 0.7 percentage points to 56.9 percent.

•	Tax Rate decreased by 4.8 percentage points due to the impacts of U.S. corporate tax reform.

	GAAP				Non-GAAP
$Millions, except percentages	Q1’18	Q1’17	YOY Δ		Q1’18	Q1’17	YOY Δ
Cost of Sales	$944	$996	(5%)		$678	$682	(1%)
% of product sales	17.7%	19.2%	(1.5	) pts.	12.7%	13.1%	(0.4	) pts.
Research & Development	$760	$769	(1%)		$739	$748	(1%)
% of product sales	14.2%	14.8%	(0.6	) pts.	13.8%	14.4%	(0.6	) pts.
Selling, General & Administrative	$1,127	$1,064	6%		$1,099	$1,039	6%
% of product sales	21.1%	20.5%	0.6	pts.	20.6%	20.0%	0.6	pts.
Other	($3)	$44	*		$0	$0	NM
TOTAL Operating Expenses	$2,828	$2,873	(2%)		$2,516	$2,469	2%

Operating Margin
operating income as a % of product sales	51.0%	49.8%	1.2	pts.	56.9%	57.6%	(0.7	) pts.

Tax Rate	11.8%	15.8%	(4	) pts.	13.7%	18.5%	(4.8	) pts.

*	Change in excess of 100%

NM: Not Meaningful

pts: percentage points

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Cash Flow and Balance Sheet

•	The Company generated $2.6 billion of free cash flow in the first quarter of 2018 versus $2.2 billion in the first quarter of 2017 driven by higher net income.

•	The Company’s second quarter 2018 dividend of $1.32 per share declared on March 7, 2018, will be paid on June 8, 2018, to all stockholders of record as of May 17, 2018.

•	During the first quarter, the Company repurchased 56.4 million shares of common stock at a total cost of $10.8 billion.

$Billions, except shares	Q1’18	Q1’17	YOY Δ
Operating Cash Flow	$2.7	$2.4	$0.3
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	2.6	2.2	0.4
Dividends Paid	1.0	0.8	0.1
Share Repurchase	10.8	0.6	10.2
Avg. Diluted Shares (millions)	711	741	(30)

Cash and Investments	32.2	38.4	(6.2)
Debt Outstanding	35.5	34.1	1.4
Stockholders’ Equity	15.6	30.6	(15.0)

Note: Numbers may not add due to rounding

2018 Guidance

For the full year 2018, the Company now expects:

•	Total revenues in the range of $21.9 billion to $22.8 billion.

•	Previously, the Company expected total revenues in the range of $21.8 billion to $22.8 billion.

•	On a GAAP basis, EPS in the range of $11.30 to $12.28 and a tax rate in the range of 12.5 percent to 13.5 percent.

•	Previously, the Company expected GAAP EPS in the range of $11.18 to $12.36, and a tax rate in the range of 13 percent to 14 percent.

•	On a non-GAAP basis, EPS in the range of $12.80 to $13.70 and a tax rate in the range of 13.5 percent to 14.5 percent.

•	Previously, the Company expected non-GAAP EPS in the range of $12.60 to $13.70, and a tax rate in the range of 14 percent to 15 percent.

•	Capital expenditures to be approximately $750 million.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

First Quarter Product and Pipeline Update

Key development milestones:

Clinical Program	Indication	Projected Milestone
KYPROLIS	Relapsed or refractory multiple myeloma	Regulatory reviews (ASPIRE OS data)

BLINCYTO	Acute lymphoblastic leukemia	EU regulatory review (TOWER OS data)

Prolia	Glucocorticoid-induced osteoporosis	Regulatory reviews

EVENITY™(romosozumab)	Postmenopausal osteoporosis	U.S. regulatory submission EU regulatory review

Aimovig	Migraine prevention	Regulatory reviews

ABP 710 (biosimilar infliximab)	Inflammation	Phase 3 data

KANJINTI™ (ABP 980) (biosimilar trastuzumab)	Oncology	Regulatory reviews

OS = overall survival

The Company provided the following updates on selected product and pipeline programs:

Repatha

•

In March, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion to include a new indication for adults with established atherosclerotic cardiovascular disease (myocardial infarction, stroke or peripheral arterial disease) to reduce cardiovascular risk by lowering LDL-C levels.

Neulasta

•	In February, the CHMP adopted a positive opinion recommending a label variation for Neulasta to include the Neulasta Onpro® Kit.

XGEVA

•

In April, the European Commission approved an expanded indication for the prevention of skeletal-related events in adults with advanced malignancies involving bone. The indication now covers patients with bone metastases from solid tumors and those with multiple myeloma.

BLINCYTO

•

In March, the U.S. Food and Drug Administration (FDA) approved BLINCYTO for the treatment of adults and children with B-cell precursor acute lymphoblastic leukemia in first or second complete remission with minimal residual disease (MRD) greater than or equal to 0.1 percent. This indication is approved under accelerated approval based on MRD response rate and hematological relapse-free survival.

KANJINTI (ABP 980)

•

In March, the CHMP adopted a positive opinion for the marketing authorization of KANJINTI, a biosimilar to Herceptin® (trastuzumab) for the treatment of the same three types of cancer as Herceptin is approved for in the European Union, including HER2-positive metastatic breast cancer, HER2-positive early breast cancer and HER2-positive metastatic adenocarcinoma of the stomach or gastroesophageal junction.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

EVENITY, Aimovig and KANJINTI trade names provisionally approved by FDA

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan

Aimovig is developed in collaboration with Novartis

Herceptin is a registered trademark of Genentech

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the first quarters of 2018 and 2017, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2018 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2018 and 2017. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.

Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
Revenues:
Product sales	$5,343	$5,199
Other revenues	211	265

Total revenues	5,554	5,464

Operating expenses:
Cost of sales	944	996
Research and development	760	769
Selling, general and administrative	1,127	1,064
Other	(3)	44

Total operating expenses	2,828	2,873

Operating income	2,726	2,591

Interest expense, net	338	326
Interest and other income, net	231	195

Income before income taxes	2,619	2,460

Provision for income taxes	308	389

Net income	$2,311	$2,071

Earnings per share:
Basic	$3.27	$2.81
Diluted	$3.25	$2.79

Weighted-average shares used in calculation of earnings per share:
Basic	707	737
Diluted	711	741

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.

Consolidated Balance Sheets - GAAP

(In millions)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents and marketable securities	$32,172	$41,678
Trade receivables, net	3,633	3,237
Inventories	2,952	2,834
Other current assets	1,932	1,727

Total current assets	40,689	49,476
Property, plant and equipment, net	4,943	4,989
Intangible assets, net	8,779	8,609
Goodwill	14,771	14,761
Other assets	1,982	2,119

Total assets	$71,164	$79,954

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,296	$7,868
Current portion of long-term debt	2,183	1,152

Total current liabilities	10,479	9,020
Long-term debt	33,358	34,190
Long-term deferred tax liabilities	1,215	1,166
Long-term tax liabilities	9,166	9,099
Other noncurrent liabilities	1,326	1,238
Stockholders’ equity	15,620	25,241

Total liabilities and stockholders’ equity	$71,164	$79,954

Shares outstanding	666	722

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
GAAP cost of sales	$944	$996
Adjustments to cost of sales:
Acquisition-related expenses (a)	(266)	(314)

Total adjustments to cost of sales	(266)	(314)

Non-GAAP cost of sales	$678	$682

GAAP cost of sales as a percentage of product sales	17.7%	19.2%
Acquisition-related expenses (a)	-5.0	-6.1

Non-GAAP cost of sales as a percentage of product sales	12.7%	13.1%

GAAP research and development expenses	$760	$769
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(21)	(19)
Certain net charges pursuant to our restructuring initiative	—	(2)

Total adjustments to research and development expenses	(21)	(21)

Non-GAAP research and development expenses	$739	$748

GAAP research and development expenses as a percentage of product sales	14.2%	14.8%
Acquisition-related expenses (a)	-0.4	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	13.8%	14.4%

GAAP selling, general and administrative expenses	$1,127	$1,064
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(25)	(25)
Certain net charges pursuant to our restructuring initiative	(3)	—

Total adjustments to selling, general and administrative expenses	(28)	(25)

Non-GAAP selling, general and administrative expenses	$1,099	$1,039

GAAP selling, general and administrative expenses as a percentage of product sales	21.1%	20.5%
Acquisition-related expenses (a)	-0.5	-0.5
Certain net charges pursuant to our restructuring initiative	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	20.6%	20.0%

GAAP operating expenses	$2,828	$2,873
Adjustments to operating expenses:
Adjustments to cost of sales	(266)	(314)
Adjustments to research and development expenses	(21)	(21)
Adjustments to selling, general and administrative expenses	(28)	(25)
Certain net charges pursuant to our restructuring initiative (b)	(1)	(37)
Acquisition-related adjustments	4	(7)

Total adjustments to operating expenses	(312)	(404)

Non-GAAP operating expenses	$2,516	$2,469

GAAP operating income	$2,726	$2,591
Adjustments to operating expenses	312	404

Non-GAAP operating income	$3,038	$2,995

GAAP operating income as a percentage of product sales	51.0%	49.8%
Adjustments to cost of sales	5.0	6.1
Adjustments to research and development expenses	0.4	0.4
Adjustments to selling, general and administrative expenses	0.5	0.5
Certain net charges pursuant to our restructuring initiative (b)	0.0	0.7
Acquisition-related adjustments	0.0	0.1

Non-GAAP operating income as a percentage of product sales	56.9%	57.6%

GAAP interest and other income, net	$231	$195
Adjustments to other income (c)	(75)	—

Non-GAAP interest and other income, net	$156	$195

GAAP income before income taxes	$2,619	$2,460
Adjustments to operating expenses	312	404
Adjustments to other income (c)	(75)	—

Non-GAAP income before income taxes	$2,856	$2,864

GAAP provision for income taxes	$308	$389
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	64	119
Other income tax adjustments (e)	18	23

Total adjustments to provision for income taxes	82	142

Non-GAAP provision for income taxes	$390	$531

GAAP tax as a percentage of income before taxes	11.8%	15.8%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	1.3	1.9
Other income tax adjustments (e)	0.6	0.8

Total adjustments to provision for income taxes	1.9	2.7

Non-GAAP tax as a percentage of income before taxes	13.7%	18.5%

GAAP net income	$2,311	$2,071
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	173	285
Other income tax adjustments (e)	(18)	(23)

Total adjustments to net income	155	262

Non-GAAP net income	$2,466	$2,333

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted EPS.

	Three months ended		Three months ended
	March 31, 2018		March 31, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,311	$2,466	$2,071	$2,333
Weighted-average shares for diluted EPS	711	711	741	741

Diluted earnings per share	$3.25	$3.47	$2.79	$3.15

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)	For the three months ended March 31, 2017, the adjustment related primarily to severance expenses associated with our restructuring initiative.
(c)	For the three months ended March 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen share acquisition.
(d)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2018 was 27.0%, compared with 29.5% for the corresponding period of the prior year.

(e)	The adjustments related primarily to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.

Reconciliations of Cash Flows

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
Net cash provided by operating activities	$2,727	$2,385
Net cash provided by (used in) investing activities	14,906	(157)
Net cash used in financing activities	(11,692)	(2,111)

Increase in cash and cash equivalents	5,941	117
Cash and cash equivalents at beginning of period	3,800	3,241

Cash and cash equivalents at end of period	$9,741	$3,358

	Three months ended
	March 31,
	2018	2017
Net cash provided by operating activities	$2,727	$2,385
Capital expenditures	(155)	(168)

Free cash flow	$2,572	$2,217

Amgen Inc.

Reconciliation of GAAP EPS Guidance to Non-GAAP

EPS Guidance for the Year Ending December 31, 2018

(Unaudited)

GAAP diluted EPS guidance	$11.30	—	$12.28
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)		1.42
Restructuring charges	0.03	—	0.11
Tax adjustments (b)		(0.03)

Non-GAAP diluted EPS guidance	$12.80	—	$13.70

*	The known adjustments are presented net of their related tax impact, which amount to approximately $0.40 per share, in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)	The adjustments relate primarily to certain acquisition items and prior period items excluded from GAAP earnings.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value of our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP

Tax Rate Guidance for the Year Ending December 31, 2018

(Unaudited)

	2018
GAAP tax rate guidance	12.5%	—	13.5%
Tax rate effect of known adjustments discussed above		1.0%

Non-GAAP tax rate guidance	13.5%	—	14.5%